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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Blue River Bancshares, Inc. on Form S-3 of our report dated March 15, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to letters received from the Office of Thrift Supervision ("OTS") which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS), appearing in the Annual Report on Form 10-KSB of Blue River Bancshares, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Indianapolis, Indiana
February 5, 2003